LightPath Technologies Retains Cohen Independent Research Group for Research Coverage

ORLANDO, FL -- (Marketwire - August 25, 2010) - LightPath Technologies, Inc. (NASDAQ: LPTH), a global manufacturer, distributor and integrator of patented optical components and assemblies, announced today that it has retained the nation's leading small cap research firm, Cohen Independent Research Group, Inc. (CIRG), to prepare and publish a third-party research report on the Company.

"We believe CIRG has the small-cap expertise, credibility and time-tested analytical and qualitative measurements to deliver a fair valuation of our company," said LightPath CEO Jim Gaynor. "Coverage by CIRG can provide us with institutional-quality research to enhance our marketing efforts, attract high-caliber potential investors, and provide shareholders with an in-depth look at their company. Upon completion, LightPath will issue a press release with a link to access the report for free online."

About LightPath Technologies, Inc.
LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed within these fields. For more information, visit www.lightpath.com.

About Cohen Independent Research Group, Inc.
Cohen Independent Research Group, Inc. is considered to be the Gold Standard of independent research fundamental securities analysis. Cohen Research's proprietary in-house analytical research engine, The Cohen Financial and Valuation Model, allows Cohen Research to analyze companies at a comprehensive depth and level unavailable to other independent fundamental research firms. See www.cohenresearch.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies.

Contact:
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Tel: +1-407-382-4003 x336
Email: rpini@lightpath.com
Web: www.lightpath.com